Exhibit 10.33
M/I HOMES, INC.
2025 ANNUAL INCENTIVE PLAN
The purpose of the Plan is to foster and promote the long-term financial success of the Company and its Affiliates and to increase shareholder value by (a) providing Participants an opportunity to earn incentive compensation if specified performance objectives are met, (b) enabling the Company and its Affiliates to attract and retain talented employees, and (c) maximizing the deduction of compensation paid to Participants.
ARTICLE I
DEFINITIONS
When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase will include any and all of its other forms.
1.1    “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.
1.2    “Affiliate” means any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code.
1.3    “Board” means the Board of Directors of the Company.
1.4    “Cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.
1.5    “Change in Control” means any of the following:
(a)    the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs

Exhibit 10.33
as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;
(b)    the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;
(c)    the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination or the Company;
(d)    the sale or other disposition of all or substantially all of the assets of the Company; or
(e)    the liquidation or dissolution of the Company.
Notwithstanding the foregoing, with respect to the payment of any Performance Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
1.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.7    “Committee” means the Compensation Committee of the Board.
1.8    “Common Shares” means the common shares, par value $0.01 per share, of the Company.
1.9    “Company” means M/I Homes, Inc., an Ohio corporation, and any successor thereto.
1.10    “Disability” means: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income

Exhibit 10.33
replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer, or (c) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
1.11    “Incentive Compensation” means the compensation approved by the Committee to be awarded to a Participant for any Performance Period under the Plan.
1.12    “Participant” means an officer or other key employee of the Company or any Affiliate whom the Committee designates as eligible to participate in the Plan.
1.13    “Payment Date” means the date the Committee establishes for the payment to a Participant of any Incentive Compensation under the Plan, as provided in Article IV of the Plan.

1.14    “Performance Award” means an award granted by the Committee under the Plan that is based on one or more of the Performance Criteria.
1.15    “Performance Criteria” means any performance criteria determined by the Committee in its sole discretion to be used in establishing the terms and conditions of a Performance Award.
1.16     “Performance Period” means each fiscal year (or portion thereof) of the Company, or such other period of twelve (12) months or less, as determined by the Committee.
1.17    “Plan” means the M/I Homes, Inc. 2025 Annual Incentive Plan, as set forth herein and as may be amended from time to time.
1.18    “Retirement” means a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).
1.19    “Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
ARTICLE II
ADMINISTRATION
The Plan shall be administered and interpreted by the Committee. The Committee shall have the power and authority to construe, interpret and administer the Plan. Any determination made by the Committee under the Plan shall be final and conclusive on all persons.

Exhibit 10.33
ARTICLE III
ELIGIBILITY, PERFORMANCE AWARDS AND PERFORMANCE CRITERIA
3.1    Determination of Eligibility by the Committee. For each Performance Period, the Committee shall select the Participants to whom Performance Awards may be granted under the Plan for such Performance Period consistent with the provisions of the Plan. Participants who participate in the Plan may also participate in other incentive or benefit plans maintained by the Company or any Affiliate.
3.2    Granting Performance Awards. For each Performance Period, the Committee may grant Performance Awards pursuant to the Plan, in such amounts and on such terms in accordance with the provisions of the Plan, as the Committee shall determine.
3.3    Performance Objectives.
(a)    For each Performance Period, the Committee will establish for each Performance Award the Performance Criteria that will be applied to determine the amount of Incentive Compensation payable with respect to such Performance Award in the Committee’s sole discretion.
(b)    Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.
3.4    Modifying Performance Awards. The Committee may, in its sole discretion, provide that amounts relating to or arising from extraordinary items, unusual or non-recurring events and/or changes in applicable tax laws or accounting principles be included or excluded when evaluating attainment of a performance objective.
3.5    Adjustments. The Committee will make appropriate adjustments to reflect the effect, if any, on any Performance Criteria or performance objectives of any Common Share dividend or split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change.

3.6    Amount of Incentive Compensation. The amount of Incentive Compensation payable under the Plan if the performance objectives under a Performance Award are met may be stated as a specific dollar amount, a percentage of a Participant’s base salary, a percentage (the sum of which may not be greater than one hundred percent (100%)) of an aggregate amount allocable to all or specified groups of Participants or in any other objectively determinable manner, as determined by the Committee. Also, the amount of Incentive Compensation payable may be stated as a target amount due if applicable

Exhibit 10.33
performance objectives are met and in larger or smaller increments if the applicable performance objectives are exceeded or partially met. As determined by the Committee, the amount of any Incentive Compensation payable under the Plan shall be subject to performance objectives consistent with Section 3.3 of the Plan.
3.7    Period for Determining Performance Objectives and Amount of Incentive Compensation. With respect to each Performance Award, the performance objectives, the applicable Performance Period and the method for computing Incentive Compensation payable with respect to the Performance Award will be established by the Committee in writing before the outcome of such performance objectives is substantially certain.
3.8    Certification. As of the end of each Performance Period, the Committee will certify in writing the extent to which the applicable performance objectives with respect to any Performance Award have or have not been met and whether other material terms, if any, were satisfied. Notwithstanding the attainment of any performance objective, the Committee may adjust the amount payable pursuant to a Performance Award, either upward or downward, as determined by the Committee in its sole discretion.
ARTICLE IV
PAYMENT OF INCENTIVE COMPENSATION
Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or any Affiliate no later than the date permitted under such plan and except as otherwise provided in Section 6 of the Plan, a Participant’s Incentive Compensation for each Performance Period, if any, shall be paid in cash (net of applicable tax and other required withholdings) after (a) the results for such Performance Period have been finalized and (b) the Committee has made the certification described in Section 3.8 of the Plan; provided, however, that such Incentive Compensation shall be paid no later than the March 15th immediately following the end of the calendar year in which such Incentive Compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).
ARTICLE V
TERMINATION OF EMPLOYMENT
5.1    Involuntary Termination Without Cause or Termination Due to Death, Disability or Retirement During Performance Period. If during a Performance Period a Participant’s employment is terminated involuntarily without Cause or as a result of the Participant’s death, Disability or Retirement, the Participant shall be eligible to receive a pro-rata portion of the Incentive Compensation that would have been payable if the Participant had remained employed for the full Performance Period, which shall be determined and paid as follows:
(a)    Following the end of the applicable Performance Period, the Committee will determine the extent to which the performance objectives applicable to the Participant’s Performance Award have been satisfied to measure the amount of Incentive Compensation that otherwise would have been payable to the

Exhibit 10.33
Participant under the Plan had his or her employment not terminated prior to the end of the Performance Period.
(b)    The Committee will then multiply the amount determined in accordance with subsection (a) of this Section 5.1 by a fraction, the numerator of which is the number of whole calendar months the Participant was employed by the Company or any of its Affiliates and participated in the Plan during the Performance Period and the denominator of which is the number of whole calendar months in the Performance Period.
(c)    Such resulting amount shall be paid at the time and in the manner provided for in Article IV of the Plan.
5.2    Forfeiture Upon Other Terminations During Performance Period. If a Participant’s employment terminates for any reason other than involuntary termination without Cause or due to the Participant’s death, Disability or Retirement prior to the end of a Performance Period, then the Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.
5.3    Termination After Performance Period. If a Participant’s employment terminates for any reason other than for Cause after the end of a Performance Period but prior to the Payment Date, then such Participant shall be entitled to payment of any Incentive Compensation for such Performance Period, as determined by the Committee, on the Payment Date. If a Participant’s employment terminates for Cause after the end of a Performance Period but prior to the Payment Date, then the Participant shall immediately forfeit and relinquish any and all rights and claims to receive any Incentive Compensation hereunder for such Performance Period.
ARTICLE VI
CHANGE IN CONTROL
Unless otherwise determined by the Committee in connection with the establishment of a Performance Award, if a Change in Control occurs during a Performance Period, then the Performance Award of each Participant shall be considered to be earned and payable in the amount designated as “target” for such Performance Award. Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or any Affiliate no later than the date permitted under such plan, Incentive Compensation payable with respect to the Performance Award in accordance with this Section 6 shall be paid within thirty (30) days following the date of the Change in Control.
ARTICLE VII
MISCELLANEOUS PROVISIONS
7.1    Non-Assignability. A Participant cannot alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits under the Plan prior to the actual receipt

Exhibit 10.33
thereof, and any attempt to alienate, assign, pledge, encumber, transfer, sell or otherwise make a disposition prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits, shall be null and void.

7.2    No Right to Continue in Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate, or interfere with or restrict in any way the right of the Company or any Affiliate to terminate any Participant at any time.
7.3    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.
7.4    Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants and their respective beneficiaries, heirs, and personal representatives.
7.5    Construction of Plan. The captions used in the Plan are for convenience of reference only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall also include the feminine and neuter, and the singular shall also include the plural, and conversely.
7.6    Section 409A of the Code. The Plan is intended to be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly. Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.
7.7    Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.
7.8    Beneficiaries. A Participant’s beneficiary who shall receive any payments which may be made under the Plan following the Participant’s death shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.
7.9    Effect of the Plan. Neither the adoption of the Plan, nor any action of the Committee hereunder, shall be deemed to give any Participant any right to receive Incentive Compensation or to be granted a Performance Award hereunder. In addition, nothing contained in the Plan, and no action taken pursuant to its provisions, shall be construed to give any Participant any right to any compensation, except as expressly provided herein, or create any type of fiduciary relationship between the Company and its Affiliates and a Participant or any other person.

Exhibit 10.33
7.10    Clawback of Performance Awards. Notwithstanding anything to the contrary contained herein, any Performance Awards granted under the Plan (including any amounts or benefits arising therefrom) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time (including, without limitation, any policy adopted to comply with Rule 10D-1 of the Exchange Act or any related New York Stock Exchange rules), and the Committee may, to the extent permitted, or shall, to the extent required, by applicable law and/or New York Stock Exchange rules or by any applicable Company policy or arrangement, cancel or require reimbursement of such Performance Award.
ARTICLE VIII
AMENDMENT OR TERMINATION
The Committee may at any time, and from time to time, without the consent of any Participant, amend, revise, suspend, or discontinue the Plan, in whole or in part, subject to any shareholder approval required by applicable law, rules or regulations.
ARTICLE IX
EFFECTIVE DATE
The Plan shall be effective on January 1, 2025.